Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Mercer International Inc. for the registration of 4,210,526 of its shares of beneficial interest and to the incorporation by reference therein of our report dated January 31, 2003, relating to the consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of Mercer International Inc. for the year ended December 31, 2002, which report is included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ PETERSON SULLIVAN PLLC

June 14, 2005
Seattle, Washington